Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-3 of our report, which includes an explanatory paragraph relating to the Company's ability to continue as a going concern, dated January 20, 2005 on our audits of the financial statements of Hana Biosciences, Inc. (formerly known as Hudson Health Sciences, Inc.) as of December 31, 2003 and 2004, and for the years then ended, and for the period from December 6, 2002 (date of inception) to December 31, 2004. We also consent to the reference to our firm under the caption “Experts.”

/s/ J.H. Cohn LLP

San Diego, California
January 27, 2006